Exhibit 99.3

        SEMCO ENERGY, INC.
OFFER TO EXCHANGE

ALL OF ITS OUTSTANDING $50,000,000 in
7 3/4% SENIOR NOTES DUE 2013 (CUSIP Nos. 78412DAM1 and U81559AC7)
FOR ITS NEW 7 3/4% SENIOR NOTES DUE 2013

TO
BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES, AND OTHER NOMINEES:

        SEMCO Energy, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated                        , 2004 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange a principal amount of its new 7 3/4% Senior Notes due 2013 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus is a part, for an equal principal amount of its outstanding 7 3/4% Senior Notes due 2013 (the "Old Notes"), of which $50 million in aggregate principal amount are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Old Notes constitute an additional issuance of 7 3/4% Senior Notes due 2013 pursuant to an indenture dated as of May 15, 2003, under which $150,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2013 was previously issued on May 15, 2003 (the "May-Issued 7 3/4% Notes"). All of the May-Issued 7 3/4% Notes were exchanged for notes that have been registered under the Securities Act pursuant to an exchange offer completed in December 2003. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of December 17, 2003 (the "Registration Rights Agreement"), by and among the Company, as the issuer, and the initial purchaser listed therein (in such capacities, the "Initial Purchaser").

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

        1.     Prospectus dated                        , 2004;

        2.     The Letter of Transmittal for your use and for the information of your clients;

        3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer, if certificates for Old Notes are not immediately available, or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

        4.     A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.     Return envelopes addressed to Fifth Third Bank, the Exchange Agent for the Old Notes.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time,                        , 2004 unless extended by the Company (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Fifth Third Bank, the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

                      Very truly yours,

                      SEMCO ENERGY, INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SEMCO ENERGY, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.